Exhibit 10.1

April 24, 2017	Ener-Core, Inc.
8965 Research Dr.
Irvine, CA 92618

949-616-3300
949-616-3399 Fax

James Reiman

522 Church St., Apt. 7D

Evanston, IL 60201-4575

Dear Jim,

On behalf of Ener-Core Inc., a Delaware corporation (the “Company”) or its successors, I am pleased to invite you to join the Company’s Board of Directors (the “Board”), subject to the confirmation of this invitation either by formal approval by the Board or by a duly held election of the stockholders of the Company, as appropriate (the date of such approval or election being the “Effective Date”), which we anticipate will be approximately May 1, 2017 or at which date Ener-Core’s Secretary informs the Board of Directors that all legally necessary paperwork and checks have been completed. You will serve as a director from the Effective Date until the date upon which you are not re-elected or your earlier removal or resignation.

In consideration for your service on the Board and subject to approval by the Board, you will be granted an option under the Company’s Stock Incentive Plan (the “Plan”) to purchase 25,000 shares of the Company’s common stock at an exercise price equal to US $ 2.50 per share.

We will recommend that the Board set your vesting schedule as follows: (i) 1/4 of the total number of options will be vested after twelve months from the Effective Date, and (ii) 1/48 of the total number of options will be vested after each month thereafter.

In addition to the shares granted to you under the Company’s Stock Incentive Plan, that you will receive an annual director’s fee of $40,000 payable monthly for your services as an independent director (“Annual Stipend”). There are no assurances that the Company will pay you the Annual Stipend, in addition to the shares being granted to you under the Plan, however, it is the Company’s intention to provide cash compensation to board members in the future.

The Company will reimburse you for all reasonable travel expenses that you incur in connection with your attendance at meetings of the Board, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, you will receive indemnification as a director of the Company to the maximum extent extended to directors of the Company generally, as set forth in the Company’s certificate of incorporation, bylaws, an indemnification agreement between the Company and you (which will be provided to you upon the Effective Date), and any reasonable Director and Officer Insurance the Company may have and maintain from time to time.

Every January the Board’s compensation committee will conduct an annual review of your compensation to ensure that the compensation remains adjusted to the company’s and market conditions with final approval of any changes to the structure upon the approval of the Board and potentially a shareholder vote.

In accepting this offer, you are representing to us that (i) you do not know of any conflict which would restrict your service on the Board and (ii) you will not provide the Company with any documents, records, or other confidential information belonging to other parties.

This letter sets forth the initial compensation you will receive for your service on the Board. The Board’s compensation committee will conduct an annual review of the Board compensation to ensure that the compensation remains adjusted to the company’s and market conditions. Nothing in this letter should be construed as an offer of employment. If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below and returning this letter to the Company.

Sincerely,

ENER-CORE Inc.

By:
Michael J. Hammons
Chairman

Accepted and agreed:

James Reiman

Date